Exhibit 99.1

Bob Evans Farms Retains CBRE to Pursue Monetization of Headquarters and Two Food Manufacturing Facilities

•	Net proceeds expected to be used for share repurchases under existing $150 million share repurchase authorization

•	Company expects to complete $50 million of share repurchases by June 1

•	Company actively evaluating strategic alternatives for restaurant properties

NEW ALBANY, Ohio – May 28, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced it has retained CBRE to pursue monetization of its New Albany, Ohio, headquarters facility and BEF Foods’ Lima, Ohio, and Sulphur Springs, Texas, manufacturing facilities through one or more sale and lease-back transactions.

Chief Financial Officer Mark Hood said, “While we continue to actively evaluate various options with respect to strategic alternatives for our Bob Evans Restaurants real estate, we have decided to pursue a sale-leaseback of our New Albany headquarters and selected industrial properties. We believe these transactions can be executed on a relatively tax-efficient basis during the coming months.”

The Company expects to use the net proceeds from the completion of these transactions to manage leverage under its recently amended credit facility, and as a result to indirectly fund the repurchase of shares of the Company’s stock as permitted under the credit agreement. This will permit the Company to continue its disciplined approach to capital allocation while it pursues the turnaround of its operations. As previously announced, key elements of the Company’s turnaround efforts include a laser focus on operational efficiency, reduced discounting, menu simplification, greater emphasis on the breakfast day part, and an expanded emphasis on farm fresh food.

The Company, pursuant to a 10b5-1 program entered into on April 2, 2015, began purchasing up to $50 million of shares on May 1, 2015, and expects to complete this program by June 1, 2015.

The Company also reported today that in order to enable shareholders to consider the information in today’s announcement, it extended the deadline for the nomination of directors at its 2015 annual meeting to June 12, 2015. Information about this extension is contained in a Form 8-K filed today with the Securities and Exchange Commission.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 23, 2015), Bob Evans Restaurants owned and operated 564 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor. Historical trends may not be indicative of future results. Statements in this news release contain forward looking statements, and are qualified in their entirety by more detailed information included in our 2014 Annual Report on Form 10-K which includes a description of risks that may affect the Company’s future plans and financial performance under Item 1A, “Risk Factors.” By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties. The Company’s actual results may differ materially from statements expressed in this release. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954